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                      CERTIFICATE OF DESIGNATIONS OF PREFERENCES
                                          OF
                               SERIES E PREFERRED STOCK
                                          OF
                                     AMTEC, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is AmTec, Inc., a Delaware corporation.

2. The Certificate of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Corporation has, as of the date hereof, authorized 1, 524, 178 shares of Series A Common Stock, of which none are issued and outstanding; the Corporation has authorized 100 shares of Series B Preferred Stock, of which none are issued and outstanding; the Corporation has authorized 250 shares of Series C Preferred Stock, of which 250 shares are issued and outstanding; and the Corporation has authorized 150 shares of Series D Preferred Stock, of which 122 shares are issued and outstanding.

4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series E Preferred Stock:

RESOLVED, that 120 Shares of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series E Convertible Preferred Stock, $0.001 par value per share, and shall possess the rights and privileges set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock.") and the number of shares constituting the Series E Preferred Stock shall be 120. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series E Preferred Stock.

Section 2. Rank. The Series E Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $0.001 per share ("Common Stock");
(ii) prior to any class or series of capital stock of the Corporation hereafter created that does not specifically by its terms rank senior to or on parity with the Series E Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with the Series C and Series D Preferred Stock of the Company ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being

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referred to collectively as "Distributions"); and (iv) junior to any Preferred
Stock subsequently created specifically ranking senior to the Series E Preferred Stock ("Senior Securities") in terms of Distributions.

Section 3. Dividends. The Series E Preferred Stock will bear no dividends, and the holders of the Series E Preferred Stock shall not be entitled to receive dividends on the Series E Preferred Stock.

Section 4. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the then holders of shares of Series E Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any statement of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (I) $100,000 for each outstanding share of Series E Preferred Stock (the "Issue Price") and (ii) an amount equal to 8% of the Issue Price per annum for the period that has passed since the date of issuance of the Series E Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series E Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any statement(s) of designation of preferences.

     (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection 4(a) above and Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

     (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 7 hereof.

Section 5. Conversion. The record holders of the Series E Preferred Stock shall have conversion Rights as follows (the "Conversion Rights"):

     (a) Right to Convert. The record holder of the Series E Preferred Stock shall be entitled, as set forth below, subject to the restrictions on conversion set forth in Section 5(b) below, at the office of the Company or any transfer agent for the Series E Preferred Stock, to convert the shares of Series E Preferred Stock held by such holder into that number of fully-paid and nonassessable shares of the Company's Common Stock at the Conversion Rate as set forth

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     below. The number of shares of Common Stock into which this Series E
     Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such Series E Preferred Stock, and is computed as follows:

Number of shares issued upon conversion of one share of Preferred Stock equals

                      Issue Price + [(.08)(N/365)(Issue Price)]
                      -----------------------------------------
                                   Conversion Price

where

*N = the number of days between (I) the date that, in connection with the consummation of the initial purchase of this Series E Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the Series E Preferred Stock for which conversion is being elected, and (ii) the applicable date of conversion for the Series E Preferred Stock for which conversion is being elected,

*Issue Price = the Issue Price, as defined in Section 4(a), and

*Conversion Price = the lesser of (x) the Fixed Conversion Price, as may be adjusted pursuant to Section 5(e) below, or (y) the Adjustable Conversion Price.

For purposes hereof:

* "Fixed Conversion Price" shall equal 110% of the Index Price, provided, however, that if on March 2, 1998, the average Closing Bid Price for the prior 10 business days has declined 25% or more from the Index Price, then the Fixed Conversion Price shall be reset to equal 110% of that 10-day average Closing Bid Price,

* "Adjustable Conversion Price" shall equal:

(a) during the period beginning March 2, 1998 and ending April 30, 1998, 85% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion,

(b) during the period beginning May 1, 1998 and ending May 31, 1998, 84% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion,

(c) during the period beginning June 1, 1998 and ending June 30, 1998, 83% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion,

(d) during the period beginning July 1, 1998 and ending July 31, 1998, 82% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion,


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(e) during the period beginning August 1, 1998 and ending August 31, 1998, 81%
of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion,

(f) during the period beginning September 1, 1998, 80% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion.

* "Index Price" equals the average Closing Bid Price for the ten business days immediately preceding the Issue Date,

* "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by the American Stock Exchange ("AMEX',) (or, if not reported by AMEX, as reported by such other exchange or market where traded) on the applicable date.

* "Issue Date" shall mean the date that the Series E Preferred Stock is first issued.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Series E Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the number of shares of Common Stock to be received shall be rounded up to the next whole number of shares. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. In order to convert Series E Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2 day courier, to the office of the Company or of any transfer agent for the Series E Preferred Stock, and shall give written notice ("Notice of Conversion") to the Company at such office that he elects to convert the same, the number of shares of Series E Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile). Once the Notice of Conversion has been so delivered, the conversion set forth therein shall be irrevocable, and the certificate(s) indicated for conversion shall be canceled on the Company's books; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series E Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall issue and deliver within three (3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such holder of Series E Preferred Stock at the address of the holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, and a certificate for any unconverted shares of Series E Preferred Stock. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in the Notice of Conversion.

(c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its shares
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

    of Common Stock as shall from time to time be suffcient to effect the conversion of all then outstanding shares of Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be suffcient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Automatic Conversion. Each share of Series E Preferred Stock outstanding on the second anniversary of the Issue Date automatically shall be converted into Common Stock on such date at the Conversion Price then in effect and the second anniversary of the Issue Date shall be deemed the Date of Conversion with respect to such Conversion.

(e) Adjustment to Fixed Conversion Price.

In computing the Fixed Conversion Price for purposes of Section 5(a):

    (i) If, prior to the conversion of all of the Series E Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

    (ii) If, prior to the conversion of all Series E Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the holders of Series E Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series E Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series E Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series E Preferred Stock may be entitled to purchase.

(iii) If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

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Section 6. Corporate Change. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series E Preferred Stock shall be assumed by the acquiring entity and thereafter this Series E Preferred Stock shall be convertible into such class, type and amount of securities as the holder would have received had the holder converted this Series E Preferred Stoek immediately prior to such Corporate Change.

Section 7. Protective Provisions. So long as shares of Series E Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series E Preferred Stock:

(a) alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock or any Senior Securities so as to affect adversely the Series E Preferred Stock; or

(b) create any new class or series of stock having rights preferential to those of the Series E Preferred Stock with respect to Distributions (as defined in Section 2 above).

Section 8. Redemption By Company.

(a) Company's Right to Redeem at its Election. At any time, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series E Preferred Stock provided the Company shall first provide ten (10) days advance written notice. If the Company elects to redeem some but not all of the Series E Preferred Stock, the Company shall redeem a pro-rata amount from each holder of the Series E Preferred Stock.

(b) Redemption Price At Company's Election. The Redemption Price at Company's Election shall be an amount per share equal to the Issue Price multiplied by the sum of one (1) plus the Premium plus (one (1) minus the Adjustable Conversion Price then in effect.)

(c) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least ten (10) days prior written notice ("Notice of Redemption at Company's Election") to (a) the holders of the Series E Preferred Stock selected for redemption, at the address and facsimile number of such holder appearing in the Company's Series E Stock register and (b) the transfer agent, which notice of Redemption at Company's Election shall be deemed to have been delivered two (2) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Company's Election. Such Notice of Redemption at Company's Election shall indicate (i) the number of shares of Series E Preferred Stock that have been selected for redemption, (ii) the date on which such redemption is to become effective (the "Date of Redemption at Company's Election") and (iii) the applicable Redemption Price at Company's Election. Notwithstanding the above, holder may convert into Common Stock pursuant to Section 5 prior to the close of business on the Date of Redemption at Company's Election, any Series E Preferred Stock which it is otherwise entitled to convert, including Series E Preferred Stock that has been selected for redemption at Company's Election pursuant to this section.

(d) Payment of Redemption Price. Each holder submitting Series E Preferred Stock being redeemed under this section shall send its Series E Preferred Stock Certificates so redeemed to the Company or its transfer agent no later than the Date of Redemption at Company's Election, and the Company shall pay the applicable redemption price to that holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its transfer agent.

Section 9. Status of Converted or Redeemed Stock. In the event any shares of Series E Preferred Stock shall be converted or redeemed, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series E Preferred Stock.

Section 10. Miscellaneous. As used herein, the term "business day" means a business day in the City of New York.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series E Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the laws of the State of Delaware.




Signed on October 17, 1997.

/s/ Albert G. Pastino, CFO                          /s/ Joseph R. Wright, Jr.
-------------------------                           -------------------------
    Attest                                                    President


                                                    /s/ Timothy P.F. Crowley
                                                    -------------------------
                                                              Secretary
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